Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
September 9, 2019 Restoration Robotics, Inc. 128 Baytech Drive San Jose, California 95134	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re: Restoration Robotics, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Restoration Robotics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 261,637,146 shares of common stock, $0.0001 par value per share (the “Shares”) to be issued to holders of ordinary shares, New Israeli Shekels, or NIS, 0.001 nominal value per share, Series A preferred shares, NIS 0.001 nominal value per share, Series B preferred shares, NIS 0.001 nominal value per share, Series C preferred shares, NIS 0.001 nominal value per share, Series C-1 preferred shares, NIS 0.001 nominal value per share, Series D preferred shares, NIS 0.001 nominal value per share, options to acquire ordinary shares and warrants to purchase ordinary shares and preferred shares of Venus Concept Ltd., a company organized under the laws of Israel (“Venus”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of March 15, 2019 (the “Merger Agreement”), as amended on August 14, 2019, by and among the Company, Venus and Radiant Merger Sub Ltd., a company organized under the laws of Israel and a direct, wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, Venus will merge with and into Merger Sub, with Venus continuing as the surviving company and a wholly-owned subsidiary of the Company (the “Merger”). The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2019 (Registration No. 333– 232000) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

September 9, 2019

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Venus shareholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Merger Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) at or prior to the time of the delivery of any Shares, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters”. We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP